Issuer Free Writing Prospectus
dated December 8, 2005
Filed Pursuant to Rule 433
Registration Statement No. 333-128108
Relating to Preliminary Prospectus Supplement
dated November 22, 2005
Issuer: Maritrans Inc.
Public offering price: $26.00 per share
Net proceeds to
Maritrans, before expenses: $73,890,000 total ($84,973,500 if the over-allotment option is exercised in full)
Selected cash and capitalization items,
as adjusted for the offering and
use of proceeds (assuming no exercise of the
underwriters’ over-allotment option):

As of
September 30, 2005
As Adjusted
(in thousands)
Cash and cash equivalents	$72,411

Total stockholder’s equity	$180,436

Total capitalization	$236,850

     The issuer has filed a registration statement (including a base prospectus) and a related preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus included in the registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying base prospectus if you request it by calling (212) 821-3000.